EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2015, with respect to the consolidated financial statements and schedule, as of and for the year ended December 31, 2014, included in the Annual Report on Form 10-K of Sotherly Hotels Inc. and subsidiaries for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sotherly Hotels Inc. on Form S-8 (File No. 333-192213) and Form S-3 (File Nos. 333-130664, 333-196754, and 333-199256).

/s/ Grant Thornton LLP

McLean, Virginia

April 14, 2015